Exhibit (d)(5)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

Ashmore Funds

This Sub-Advisory Agreement is effective as of 1 July, 2013 by and between (i) ASHMORE INVESTMENT MANAGEMENT LIMITED, an investment adviser registered under the Investment Advisers Act of 1940 (the “Manager”) and the investment manager of Ashmore Funds, a Massachusetts business trust (the “Trust), and (ii) ASHMORE EQUITIES INVESTMENT MANAGEMENT (US) LLC, an investment adviser registered under the Investment Advisers Act of 1940 (the “Sub-Adviser”) and amends and restates in full the sub-advisory agreement entered into between the Manager and Sub-Adviser on 1 July 2012 (as amended on 22 August 2012).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST.

(a) Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, and to the oversight of the Manager, the Sub-Adviser will, at its expense, furnish continuously an investment program for each series of the Trust listed from time to time on Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”) and will make investment decisions on behalf of each Fund and place all orders for the purchase and sale of portfolio securities or other investments (together, “Investments”) for each Fund. In the performance of its duties, the Sub-Adviser will comply with (i) the provisions of the Agreement and Declaration of Trust of the Trust, as amended or restated (the “Declaration”) and the Bylaws of the Trust, as amended or restated (the “Bylaws”), and each Fund’s stated investment objectives, policies and restrictions as set forth in its prospectus(es), including any summary prospectus, and statement of additional information, each as amended or supplemented, and as then in effect and filed with the Securities and Exchange Commission (collectively, the “Prospectus”) and (ii) with such other policies that the Trustees of the Trust or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub-Adviser in writing. The Sub-Adviser shall make its officers and employees available to the Manager from time to time at the reasonable request of the Manager to review the investment policies and strategies of each Fund and to consult with the Manager regarding the investment affairs of each Fund. The Sub-Adviser shall also render to the Trustees of the Trust such periodic and special reports as the Trustees or the Manager reasonably request with respect to matters relating to the performance of the Sub-Adviser’s services and duties under this Agreement.

(b) The Sub-Adviser shall be responsible for daily monitoring of the investment activities and Investments in each Fund’s portfolio in connection with such Fund’s compliance with its investment objectives, policies and restrictions, as set forth in such Fund’s Prospectus. The Sub-Adviser shall also cooperate with and provide sufficient information to the Manager and/or the Trust’s then current administrator (the “Administrator”) to assist the Manager and/or the Administrator in its or their monitoring of the investment activities and portfolio holdings of each Fund in connection with the Fund’s overall compliance with the Investment Company Act of 1940, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), each Fund’s compliance with its investment objectives, policies and restrictions as set forth in the Fund’s Prospectus, and each Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. Notwithstanding the investment discretion delegated to the Sub-Adviser in paragraph (a) of this Section 1, the Sub-Adviser shall act on any instructions of the Manager with respect to the investment activities of each Fund to promote the Funds’ compliance with the foregoing.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder as reasonably expected and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund, including verification and oversight of the pricing of the Investments in each Fund’s portfolio (but excluding determination of net asset value and shareholder accounting services).

(d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of Investments for each Fund, the Sub-Adviser shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In obtaining for a Fund the best execution available, the Sub-Adviser shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Manager hereby agrees with the Sub-Adviser that any entity or person associated with the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

The Sub-Adviser will not effect investments on account of a Fund with or through the agency of a person who provides services under any soft commission arrangement.

(e) To the extent permitted by applicable law, the Sub-Adviser may aggregate orders on behalf of one or more of the Funds with an order for other Funds, investment pools or accounts advised by the Sub-Adviser or affiliates of the Sub-Adviser. Aggregation may on some occasions operate to the advantage of a Fund and on other occasions to the disadvantage of a Fund.

(f) Subject to the provisions of the Declaration and Bylaws and the 1940 Act, the Sub-Adviser, at its expense, shall be permitted to retain any lawyer, accountant, or any other professional adviser or expert (who may also be an adviser to a Fund) to assist or advise the Sub-Adviser in relation to the performance of its obligations and the exercise of its powers under this Agreement and the Sub-Adviser shall be entitled to act or rely upon the opinion or advice or any information obtained from any such professional adviser or expert.

(g) The Sub-Adviser in its capacity as such shall not hold Investments, monies or other assets on account of a Fund and, except with respect to any responsibilities regarding foreign securities depositories delegated to it by the Board of Trustees of the Trust and/or the Manager, shall not be responsible under this Agreement for: (a) arranging for any other person (including the Funds’ custodian) to perform those functions; or (b) the performance, acts or defaults of any such other person.

The Sub-Adviser shall not be responsible under this Agreement for the provision of any safe custody or settlement services in respect of the Funds’ Investments or documents of title or certificates evidencing title relating thereto. It is agreed that such custody services and settlement services in relation thereto shall be the responsibility of, and shall be provided or arranged by, the Trust or any delegate as may be appointed by the Trust to provide such services.

(h) Unless otherwise stated in a Fund’s Prospectus, all investment restrictions applicable to a Fund will apply at the time of investment. A Fund will not violate these limitations unless an excess or deficiency occurs or exists immediately after and as a result of an investment. Except as otherwise required by applicable law, any subsequent change in the percentage of a Fund’s total or net assets invested in certain securities or other Investments resulting from market fluctuations or other changes in a Fund’s total or net assets will not require the Fund to dispose of an Investment unless required by applicable law or until the Sub-Adviser determines that it is advisable to do so.

(i) Notwithstanding any other provision of this Agreement, the Sub-Adviser may take or omit to take any action on account of a Fund in carrying out and discharging its obligations as set out in this Agreement in order to ensure compliance with applicable laws and determinations and guidelines of any competent regulatory or fiscal authority having jurisdiction over it issued from time to time.

2.	OTHER AGREEMENTS, ETC.; SERVICES NOT EXCLUSIVE; INDEPENDENT CONTRACTOR

It is understood that any of the shareholders, partners, Trustees, directors, officers and employees of the Trust and/or the Manager may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the services of the Sub-Adviser hereunder are not to be deemed exclusive. The Sub-Adviser, its affiliated persons and the directors, officers and employees thereof (“Ashmore EMM Persons”) may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses. The Sub-Adviser and, where applicable, other Ashmore EMM Persons, shall be permitted to give advice to, and to make investments on behalf of, each Fund which differ from advice given to, or investments made on behalf of, other accounts advised by the Sub-Adviser even though the objectives of one or more of the Funds and such other accounts may be the same or similar, provided, however, that in performing its obligations under this Agreement, the Sub-Adviser shall act in good faith and follow a policy of allocating over a period of time opportunities to each Fund on a fair and equitable basis relative to such other accounts, taking into consideration issues such as availability as well as the policies and restrictions to which such other accounts and the Sub-Adviser in respect of the Fund are subject.

In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent any Fund or the Trust in any way or otherwise be deemed to be an agent of any Fund, the Trust or the Manager. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Trust or any Fund.

3.	COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

With respect to each Fund, the Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee of 80% of the net management fee generated in respect of each Fund, based on the Fund’s average daily net assets (other than those constituting Ashmore Capital (as defined below, which shall, in certain circumstances set out below, pay the Additional Fee (as defined below)), computed and paid monthly at the annual rates set forth on Schedule A attached hereto; provided, however, that any such fee shall be payable only if and to the extent that the Manager has received from the Trust a corresponding investment management fee with respect to the Fund for the particular period under the Investment Management Agreement between the Trust and the Manager with respect to the Funds, originally dated November 17, 2010, as thereafter amended and restated from time to time (the “Management Agreement”).

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within the later of (i) thirty (30) business days after the end of such month and (ii) fifteen (15) business days after the Manager’s receipt of the applicable corresponding investment management fee from the Trust under the Management Agreement as referenced in the prior paragraph. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Sub-Adviser has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Manager and/or the Trust with respect to a Fund, subject to such terms and conditions as may be set forth in such agreement, the compensation due the Sub-Adviser hereunder shall be reduced, and, if necessary, the Sub-Adviser shall bear expenses with respect to such Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

The Sub-Adviser and the Manager hereby also agree that where the net asset value of a Fund on the relevant calculation date is more than $50,000,000 (the “Threshold Amount”) and Ashmore Capital (as defined below) forms part of the net asset value of the relevant Fund that has taken the net asset value of that Fund past the Threshold Amount, there shall be a fee due to the Sub-Adviser in respect of any Fund’s net asset value in excess of the Threshold Amount (the “Excess Amount”) (such fee being the “Additional Fee”). The total Additional Fees with respect to the Funds shall be apportioned pro rata to that Fund’s proportion of the Total Excess Amounts (as defined below) and shall be payable monthly in arrears as soon as practicable after each month end and as calculated by the Manager using methodology agreed from time to time and based on the following formula:

(a x b)

where:-

a        =        the Appropriate Percentage; and

b        =        the Total Excess Amounts as at the relevant calculation date.

For the purposes of this clause:

“Total Excess Amounts” shall be the aggregate Excess Amounts in respect of the Funds.

“Ashmore Capital” means (a) any seed capital provided by the Manager or any of its affiliates or any funds or accounts managed and/ or advised by the Manager or any of its affiliates, and (b) any investments made by the Manager or any of its affiliates or any funds or accounts managed and/ or advised by the Manager or any of its affiliates.

“Appropriate Percentage” shall be as follows:

(x)        0.5 per cent. where b is $100m or less;

(y)        0.35 per cent. where b is more than $100m but less than $200m; and

(z)        0.3 per cent. where b is more than $200m,

PROVIDED THAT

a) the calculations shall be made taking the percentage levels in (x), (y) and (z) above in consecutive sequence (and so, for example, if b is $150m on the relevant calculation date, the appropriate percentages for the purposes of the calculation shall be 0.5 per cent on $100m and 0.35 per cent on $50m);

b) the total amount payable by the Manager to the Sub-Adviser under this clause in any three month period shall be capped at 30% of the net management fees received by the Manager in respect of the Funds (the “Cap”) (and to the extent that the aggregate monthly fees paid by the Manager for the relevant three month period exceed the Cap, the parties shall agree mechanics for the Sub-Adviser to reimburse the Manager accordingly).

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund or Funds; and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager, the Sub-Adviser or of any other investment adviser of the Fund. Any required shareholder approval for an amendment to this Agreement with respect to a Fund, if obtained, shall be effective with respect to such Fund notwithstanding that the amendment may not have been approved by the shareholders of any other Fund affected by the amendment or all the Funds of the Trust. One or more additional Funds may be added to this Agreement, without shareholder approval of any other Funds, subject to approval by the Trust, by written instrument of the Manager and the Sub-Adviser, in which case Schedule A hereto shall be amended accordingly.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective with respect to a Fund upon its execution with respect to such Fund (or the effective date of an amendment to Schedule A hereto to add such Fund to this Agreement) (the “Initial Effective Date” for such Fund), and shall remain in full force and effect as to such Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) The Trust may at any time terminate this Agreement as to such Fund by written notice to the Manager and the Sub-Adviser; or

(b) Either the Manager or the Sub-Adviser may at any time terminate this Agreement as to such Fund by not less than [sixty (60)] days’ written notice to the other party and the Trust; or

(c) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager, the Sub-Adviser or any other investment adviser to such Fund, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of the Initial Effective Date for such Fund, or upon the expiration of one year from the effective date of the last such continuance for such Fund, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” “investment adviser” and “assignment” shall have the respective meanings given to such terms in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; and the term “brokerage and research services” shall have the meaning given to such term in the 1934 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff.

7.	NONLIABILITY OF SUB-ADVISER; INDEMNIFICATION

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser, and its officers, directors, members, shareholders, employees, partners and affiliates, shall not be subject to any liability to the Manager, to the Trust, or to any officer, director, member, shareholder, employee, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

The Sub-Adviser shall indemnify the Manager and its officers, directors, members, shareholders, employees, partners and affiliates and hold them harmless from and against any and all actions, suits or claims and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by the Sub-Adviser hereunder to the extent such Damages result from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or the reckless disregard of its obligations and duties hereunder.

8.	CONFLICTS OF INTEREST

The Manager acknowledges receiving a copy of Part II of the Sub-Adviser’s Form ADV, including the conflict of interest disclosure included therein, at least 48 hours before executing this Agreement.

9.	EXERCISE OF VOTING AND OTHER RIGHTS

Unless otherwise instructed by the Trustees of the Trust or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any voting right attaching to Investments of each Fund in accordance with proxy voting policies approved by the Trust with respect to the applicable Fund. Unless otherwise instructed by the Trustees of the Trust or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning Investments of the Funds.

10.	RECORDKEEPING

The Sub-Adviser shall keep such books, records and statements in relation to the Trust and the Funds which the Sub-Adviser is required to keep in accordance with applicable law, including the 1940 Act, and as may be necessary to give a record of all transactions which the Sub-Adviser carries out on behalf of the Funds; provided, however, that the Manager acknowledges and agrees that the Trust’s Administrator shall be responsible for keeping the official books, records and statements of the Funds, including details of all transactions, on the Trust’s behalf. The Sub-Adviser shall permit, at any time during normal business hours, upon reasonable prior written notice, any duly authorised representative or agent of the Trust or the Manager to inspect any and all books, records and statements of the Sub-Adviser insofar as they relate to transactions which the Sub-Adviser carried out on behalf of a Fund under this Agreement and shall give such representative or agent all information, explanations or assistance as such representative or agent may reasonably require in connection therewith, provided that the Sub-Adviser shall be entitled to redact any records to the extent necessary to comply with any obligations of confidentiality owed to any other clients or affiliated persons of the Sub-Adviser.

Upon the effectiveness of any termination of this Agreement pursuant to Section 5 hereof, the Sub-Adviser shall promptly deliver all books and records of the Trust or any Fund held by it (i) to such entity as the Trust may designate as a successor or (ii) to the Manager.

11.	EXPENSES

The Sub-Adviser shall not be obligated to pay any expenses of or for the Trust or the Funds or the Manager not expressly agreed to by the Sub-Adviser under this Agreement or otherwise in writing. Without limiting the generality of the foregoing, it is understood and agreed the Trust and the applicable Fund(s) (and not the Manager or the Sub-Adviser) shall be solely responsible for the following fees and expenses unless otherwise agreed to outside of this Agreement:

(i) any stamp and other duties, taxes, governmental charges, commissions, brokerage, transfer fees, registration fees and other charges payable in respect of the acquisition, holding or realization by a Fund of any Investment and any foreign exchange or other transactions carried out in connection therewith;

(ii) interest on borrowings undertaken by a Fund and charges incurred in negotiating, effecting, varying or terminating the terms of such borrowings;

(iii) the costs incurred in maintaining the effectiveness of the Trust’s registration statement and registering the Funds’ shares for sale in various jurisdictions and in preparing, printing, publishing, distributing and revising the Funds’ prospectuses, statements of additional information and other offering documents, annual and semi-annual reports and any reports which accompany the same, notices and proxy statements;

(iv) the fees and expenses of accountants, legal counsel and other professional advisers of the Fund, including in respect of Investments made by the Fund;

(v) promotional and marketing expenses of the Funds (as permitted by applicable law);

(vi) custodial expenses, shareholder-servicing expenses and transfer agency, sub-transfer agency and dividend disbursing expenses of the Funds;

(vii) compensation of the Trust’s trustees (other than those affiliated with the Manager or the Sub-Adviser); and

(viii) any other costs and expenses properly incurred by a Fund or the Trust in the course of its business and operations and not expressly the responsibility of (a) the Sub-Adviser hereunder or (b) the Manager under the Management Agreement (and in the case of (b), the Manager, and not the Sub-Adviser, shall be responsible for such other costs and expenses).

12.	FORCE MAJEURE

The parties shall not be responsible for the loss of or damage to any other party or property in the possession of such party or for any failure to fulfill its duties under this Agreement if such loss, damage or failure is caused by or directly or indirectly due to war damage, enemy action, the act of any government or other competent authority, act of terrorism, accident, riot, civil commotion, rebellion, pandemic, storm, tempest, fire, lock-out, strike or any other cause beyond the control of such party provided that the party shall use all reasonable efforts to minimize the effects of the same.

13.	NOTICES

All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, certified mail or telecopy; notice is effective when received. Notice shall be given to the parties at the following addresses:

The Manager:	Ashmore Investment Management Limited 61 Aldwych, London WC2B 4AE

Attention: Head of Legal and Transaction Management Facsimile No.: +44 203 077 6001

The Sub-Adviser:	Ashmore Equities Investment Management (US) LLC 1001 19th Street North, 15th Floor Arlington, VA 22209 Attention: General Counsel Facsimile No.: (703) 243-0749

14.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature Pages Follow.]

IN WITNESS WHEREOF, ASHMORE INVESTMENT MANAGEMENT LIMITED and ASHMORE EQUITIES INVESTMENT MANAGEMENT (US) LLC . have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

ASHMORE EQUITIES INVESTMENT MANAGEMENT (US) LLC

By:
Name:
Title:

By:
Name:
Title:

Sub-Advisory Agreement

Schedule A to

Sub-Advisory Agreement

Fund
Ashmore Emerging Markets Equity Fund
Ashmore Emerging Markets Small-Cap Equity Fund
Ashmore Emerging Markets Frontier Equity Fund (once launched)

Sub-Advisory Agreement